UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 9, 2013

Perrigo Company

(Exact Name of Registrant as Specified in Its Charter)

Michigan	0-19725	38-2799573
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Eastern Avenue, Allegan, Michigan	49010
(Address of Principal Executive Offices)	(Zip Code)

269-673-8451

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 9, 2013, Perrigo Company (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as managers of the several underwriters named therein (together, the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters $600,000,000 aggregate principal amount of its 2.950% Notes due 2023 (the “Notes”) in accordance with the terms and conditions set forth in the Underwriting Agreement. The 2023 Notes were sold at a public offering price of 99.485% of the aggregate principal amount thereof.

The sale of the Notes has been registered with the Securities and Exchange Commission (the “Commission”) in a registration statement on Form S-3, File No. 333-188395 (the “Registration Statement”). A description of the Notes without pricing terms is contained in the Company’s Prospectus dated May 9, 2013, as filed with the Commission on May 9, 2013, pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended.

The closing of the sale of the Notes is expected to occur on or about May 16, 2013, subject to customary closing conditions. The Company estimates that the net proceeds from the sale of the Notes, after deducting the Underwriters’ discounts and commissions, will be approximately $593,010,000.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 9, 2013, among the Company, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as managers of the several Underwriters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRIGO COMPANY

BY:	/s/ Todd W. Kingma
Todd W. Kingma
Executive Vice President, General Counsel and Secretary

Dated: May 10, 2013

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 9, 2013, among the Company, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as managers of the several Underwriters.